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                                                                 EXHIBIT (14)(C)

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the use in this Registration Statement on Form N-14 of Eaton Vance Investment Trust (1933 Act File No. 33-1121) of our reports each dated April 30, 1999 on the financial statements, supplementary data and financial highlights of Eaton Vance National Limited Maturity Municipals Fund and National Limited Maturity Municipals Portfolio included in the March 31, 1999 Annual Report to Shareholders of Eaton Vance National Limited Maturity Municipals Fund.

         We also consent to the reference to our Firm under the heading "National Fund Financial Highlights" and "Experts" in the Prospectus.

                                            /s/ Deloitte & Touche LLP
                                            DELOITTE & TOUCHE LLP

August 23, 1999
Boston, Massachusetts